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                                AMENDMENT NO. 1
                                     to the
                          CIGNA CORPORATION STOCK PLAN

         WHEREAS, the Board of Directors has retained the right to amend the CIGNA Corporation Stock Plan (the "Plan") pursuant to Article 7 thereof; and

         WHEREAS, the Board of Directors, by resolution dated July 28, 1993, approved certain amendments to the Plan in order to comply with requirements imposed on Plan transactions by the Securities and Exchange Commission;

         NOW THEREFORE, Section 4.3 of the Plan is hereby amended in its entirety, effective as of its Effective Date (as defined therein), as follows:

                          4.3 Unexercised Options, Grant Forfeitures and Options Exercised with Common Stock. To the extent permitted in maintaining compliance with regulations adopted by the Securities and Exchange Commission (including SEC Rule 16b-3 and successor provisions), (a) all Common Stock (i) under options granted under this Plan which expire or are canceled or surrendered or (ii) which is forfeited pursuant to Section 3.5, shall be available for further awards under this Plan upon such expiration, cancellation, surrender and forfeiture; provided, however, that in the case of a stock appreciation right paid in cash pursuant to Section 3.4(c), there shall immediately cease to be available for further awards under this Plan that number of shares of Common Stock having a fair market value (calculated on the date the right is exercised) equal to such cash payment; and (b) any Common Stock granted or purchased under this Plan which is used by a Participant as full or partial payment to the Company for the purchase of Common Stock acquired upon exercise of a stock option granted under this Plan shall be available for further awards under this Plan upon such payment.